SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50441

Date of Report: February 8, 2010

CHINA DIGITAL ANIMATION DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)

New York	84-1275578
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 West 39th Street, Suite 14B	10018
(Address of principal executive offices)	(Zip Code)

212-391-2688
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 8, 2010 Guoqing Zong resigned from his position as a member of the Board of Directors.  On the same day the Board of Directors elected Sheng Zhai and Hu Yumei to serve as members of the Board.  Ms. Hu has been the Company’s Chief Financial Officer since January 2009.  Information about Mr. Zhai follows:

Sheng Zhai.  Since 2007 Mr. Zhai has been employed as General Manager of Heilongjiang Hairong Science & Technology Development Co., Ltd. which is the operating subsidiary of China Digital Animation Development, Inc.  From 2002 to 2007 Mr. Zhai was employed as Sales Director of BSI China, the China Branch of the British Standards Institute.  In 2002 Mr. Zhai was awarded a Bachelor’s Degree with a concentration in enterprise management by the Central University of Finance and Economics.  In 2004 he received a master’s degree in finance from the same institution.  Sheng Zhai is 29 years old.

On February 8, 2010 the Board also elected Sheng Zhai to serve as the Company’s President.  To induce Mr. Zhai to accept the position, Fu Zhiguo, one of the original shareholders of the Company, transferred 450,000 shares of the Company’s common stock to Sheng Zhai.  The Company will pay Mr. Zhai a salary of 5,000 RMB (approx. $730) per month.  Huo Hong, who has served as President for the past year, will remain with the Company as Vice President - Operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 8, 2010	CHINA DIGITAL ANIMATION DEVELOPMENT, INC.

By /s/ Fu Qiang
Fu Qiang, Chief Executive Officer